UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2007

CORNELL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14472	76-0433642
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

1700 West Loop South, Suite 1500

Houston, Texas 77027

(Address of principal executive offices) (Zip Code)

(713) 623-0790

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 21, 2007, Cornell Companies, Inc. (“Company”) and its Chief Executive Officer, James E. Hyman, agreed to changes to Mr. Hyman’s compensation package, which changes were approved by the Board of Directors of the Company.  The material changes are as follows:

i.      Base Salary of $525,000, to be effective retroactive to April 1, 2007.

ii.     Cash Incentive Compensation (ICP) Opportunity of 100% of Base, with 60% being based upon financial performance and 40% being based upon achievement of operational and personal milestone objectives.  The potential ICP can be increased by up to 200% of the portion of such opportunity related to the Company’s financial performance (60%) resulting in an overall potential maximum of 160% of Base.  The financial performance targets are based upon 2007 earnings before interest, taxes, depreciation and amortization (“EBITDA”).  The operational and personal milestone objectives are based upon operations and excellence, non-productive asset utilization and capital effectiveness.

iii.    30,000 performance based restricted shares, 15,000 of which are subject to achievement of certain EBITDA targets, and 15,000 of which are subject to achievement of certain stock price targets.  The shares subject to EBITDA targets vest as follows: one-third of such shares (5,000 shares) vest upon the achievement of each of the following EBITDA targets with respect to a calendar year up to and including 2009: $70 million, $85 million and $105 million.  The shares subject to stock price targets vest as follows: one-third of such shares (5,000 shares) vest upon the achievement of each of the following issuer stock price targets (based upon the 20-day stock price average) on or prior to May 3, 2010: $25, $30 and $35 per share; and

iv.    70,000 time vested restricted shares which all vest on May 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNELL COMPANIES, INC.
Dated: May 25, 2007

	By:	/s/ William E. Turcotte
William E. Turcotte
General Counsel and Corporate Secretary